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                                                     EXHIBIT 99.1


            [Willbros Group News Release Letterhead]


            WILLBROS ADOPTS STOCKHOLDER RIGHTS PLAN



     TULSA, Okla. April 1, 1999  -  Willbros Group, Inc. (NYSE:

WG) today announced that its Board of Directors has adopted a

Stockholder Rights Plan and declared a distribution of one

Preferred Share Purchase Right on each outstanding share of

Willbros common stock.

     Larry J. Bump, Chairman and CEO, stated:  "The Rights are

designed to assure that all of Willbros' stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter coercive takeover tactics that attempt to gain control of Willbros without paying all stockholders a fair price.  The Rights will not prevent a takeover but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.  This action is not in response to any specific effort to acquire control of the

Company, and we are not aware of any such effort.  The Rights are intended to enable all stockholders to realize the long-term value of their investment in Willbros."

     The Rights will be exercisable only if a person or group

acquires 15 percent or more of Willbros' common stock or

announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock.  Each Right will entitle stockholders to buy one one-thousandth of a share of a series of junior participating preferred stock at an exercise price of $30.00 per share.

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     If the Company is acquired in a merger or other business

combination transaction after a person has acquired 15 percent or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current

exercise price, a number of the acquiring company's common shares having a market value of twice such price.  In addition, if a person or group acquires 15 percent or more of the Company's outstanding common stock, each Right will entitle its holder

(other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the

Willbros' common shares having a market value of twice such

price.

     Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's common stock,

the Rights are redeemable for one-half cent per Right at the option of the Company's Board of Directors.

     The distribution will be made on April 15, 1999, payable to stockholders of record on that date.  The Rights will expire on

April 15, 2009.  The Rights distribution is not taxable to

stockholders.

     Willbros Group, Inc. is one of the leading independent

contractors serving the oil and gas industry, providing

construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.

     The Company's World Wide Web site can be accessed at

http://www.willbros.com.



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